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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 5)*

                              UNIFIRST CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    904708104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 904708104
--------------------------------------------------------------------------------
            1.     Names of Reporting Persons.

                   I.R.S. Identification Nos. of above persons (entities only).

                   FLEETBOSTON FINANCIAL CORPORATION
                   05-0341324
--------------------------------------------------------------------------------

             2. Check the Appropriate Box if a Member of a Group (See Instructions)

                   (a)  [ ]
                   (b)  [ ]
--------------------------------------------------------------------------------

             3.    SEC Use Only

--------------------------------------------------------------------------------

             4.    Citizenship or Place of Organization.

                   100 FEDERAL STREET
                   BOSTON, MASSACHUSETTS 02110
--------------------------------------------------------------------------------

                        5.    Sole Voting Power 663,076
                        --------------------------------------------------------
Number of
Shares                  6.    Shared Voting Power 0
Beneficially            --------------------------------------------------------
Owned by
Each Reporting          7.    Sole Dispositive Power 985,830
Person With             --------------------------------------------------------

                        8.    Shared Dispositive Power 0
                        --------------------------------------------------------

             9. Aggregate Amount Beneficially Owned by Each Reporting Person 985,830
--------------------------------------------------------------------------------

             10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------

             11.   Percent of Class Represented by Amount in Row (11) 10.92%
--------------------------------------------------------------------------------

             12.   Type of Reporting Person (See Instructions) HC
--------------------------------------------------------------------------------

ITEM 1.

                  (a)      Name of issuer UNIFIRST CORPORATION

                  (b) Address of Issuer's Principal Executive Offices 68 JONSPIN ROAD, WILMINGTON, MA 01887-1086

ITEM 2.

                  (a)      Name of Person Filing FLEETBOSTON FINANCIAL
                           CORPORATION

                  (b)      Address of Principal Business Office or, if none,
                           Residence
                           100 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110

                  (c)      Citizenship MASSACHUSETTS

                  (d)      Title of Class of Securities COMMON

                  (e)      CUSIP Number 904708104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ]      Broker or dealer registered under section 15
                                    of the Act (15 U.S.C. 78o).

                  (b)      [ ]      Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                  (c)      [ ]      Insurance company as defined in
                                    section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d)      [ ]      Investment company registered under
                                    section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

                  (e)      [ ]      An investment adviser in accordance with
                                    Section 240.13d-1(b)(1)(ii)(E);

                  (f)      [ ]      An employee benefit plan or endowment fund
                                    in accordance with
                                    Section 240.13d-1(b)(1)(ii)(F);

                  (g)      [X]      A parent holding company or control person
                                    in accordance with
                                    Section 240.13d-1(b)(1)(ii)(G);

                  (h)      [ ]      A savings associations as defined in
                                    Section 3(b) of the Federal Deposit
                                    Insurance Act (12 U.S.C. 1813);

                  (i)      [ ]      A church plan that is excluded from the
                                    definition of an investment company under
                                    section 3(c)(14) of the
                                    Investment Company Act of 1940 (15 U.S.C.
                                    80a-3);

                  (j)      [ ]      Group, in accordance with
                                    Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned: 985,830

                  (b)      Percent of class: 10.92%

                  (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote
                                    663,076

                           (ii)     Shared power to vote or to direct the vote 0

                           (iii) Sole power to dispose or to direct the disposition of 985,830

                           (iv) Shared power to dispose or to direct the disposition of 0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. EXHIBIT A ATTACHED

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

If a group has filed this schedule pursuant to Section 240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10.          CERTIFICATION

                  (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                                          By signing below I certify that, to
                                          the best of my knowledge and belief,
                                          the securities referred to above were
                                          acquired and are held in the ordinary
                                          course of business and were not
                                          acquired and are not held for the
                                          purpose of or with the effect of
                                          changing or influencing the control of
                                          the issuer of the securities and were
                                          not acquired and are not held in
                                          connection with or as a participant in
                                          any transaction having that purpose or
                                          effect.

                  (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                                          By signing below I certify that, to
                                          the best of my knowledge and belief,
                                          the securities referred to above were
                                          not acquired and are not held for the
                                          purpose of or with the effect of
                                          changing or influencing the control of
                                          the issuer of the securities and were
                                          not acquired and are not held in
                                          connection with or as a participant in
                                          any transaction having that purpose or
                                          effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                FEBRUARY 14, 2003
                                -----------------
                                Date

                                /s/ ERNEST L. PUSCHAVER
                                -----------------------
                                Signature

                                ERNEST L. PUSCHAVER, CHIEF ACCOUNTING OFFICER
                                ---------------------------------------------
                                Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

http://www.sec.gov/smbus/forms/13g.htm
Last update: 06/20/2000

                              UNIFIRST CORPORATION

                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                CLASSIFICATION
--------------------------------------------------------------
Fleet National Bank                                Bank
Fleet Investment Advisors, Inc.                    Bank